Exhibit 10.22

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

This Software License and Distribution Agreement (“Agreement”) is made effective as of September 14, 2003 between Synchrologic, Inc. (“Licensor”), with offices at 200 North Point Center East, Suite 600, Alpharetta Georgia 30022, and Pumatech, Inc. (“Pumatech”), with offices at 2550 North First Street, Suite 500, San Jose, California 95131.

RECITALS

WHEREAS, Licensor is the owner of or has the right to distribute certain software products and provides services related thereto, and

WHEREAS, Pumatech wishes to have the right to license and distribute certain Licensor software in conjunction with certain Pumatech products or on a stand-alone basis as set forth in this Agreement,

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

AGREEMENT

1. DEFINITIONS

1.1 “Affiliates” means an entity that directly or indirectly controls, is controlled by, or is under common control with Pumatech. For purposes of this definition, “control” means ownership, directly or indirectly, of more than fifty percent (50%) of the voting shares or other equity interest in an entity, or otherwise the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Application Service Provider (ASP)” means an entity which provides outsourcing services, application services or service bureau services and allows End Users (defined below) access to the Programs (defined below) either over the internet or otherwise.

1.3 “Confidential Information” means (a) information, hereto, to the extent not considered a trade secret under applicable law, that (i) relates to the business of a party, (ii) possesses an element of value to a party, (iii) is not generally known to a party’s competitors, and (iv) would damage the party if disclosed, and (b) information of any third party provided to the party which such party is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of a party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the party, and (vi) information concerning such party’s financial structure and methods and procedures of operation.

1.4 “Deliverables” means any deliverables to be developed by Licensor as part of its Professional Services and provided to Pumatech, as set forth in a Schedule mutually agreed to by the parties in writing.

1.5 “Demonstration Copy” means a copy of the Programs used by Pumatech or a Distributor solely for purposes of providing supervised demonstrations of the Deliverables.

1.6 “Distributor” means a third party duly authorized by Pumatech or Affiliates to distribute Pumatech standard products in accordance with its standard practices, and such third party is bound by a License Agreement with Pumatech containing restrictions with respect to the Intellectual Property Rights of Licensor which are no less protective as are contained in this Agreement, including without limitation (i) resellers and distributors of any kind, including without limitation ASPs, system integrators, value added resellers, OEMs, and others, (ii) Pumatech Affiliates, and (iii) the resellers and distributors of any kind of any of the foregoing. Licensor shall have the right to enforce the terms of any agreement between Pumatech and a third party which provides for the distribution of the Licensed Programs as a third party beneficiary to protect any and all rights it has in its Intellectual Property Rights and Confidential Information. Pumatech agrees that Licensor (A) may join Pumatech as a named plaintiff in any suit brought by Pumatech against a third party to protect such rights; and (B) Pumatech shall take such other actions, give such other information and render such assistance, as may be necessary to allow Licensor to bring and prosecute such suits.

1.7 “Documentation” means the user documentation, technical manuals, and instructions for the Programs.

1.8 “Effective Date” means the date on which the parties file such documents necessary to cause the dismissal with prejudice of all litigation activities against each other; provided, however, that if such documents are not filed on or before September 22, 2003, this Agreement shall be deemed to be null and void ab initio and of no further force or effect.

1.9 “End User” means a third party licensed to use one or more Programs internally and not for redistribution.

1.10 “Evaluation Copy” means a copy of the Programs distributed by Pumatech solely for evaluation purposes for a limited period of time.

1.11 “Intellectual Property Rights” means all copyright, patent, trademark, trade secret, and other intellectual property and proprietary rights of any kind in any jurisdiction.

1.12 “License Agreement” means a license agreement between Pumatech and a Distributor or End User that complies with Section 3.10 (“License Agreements”) of this Agreement.

1.13 “Licensed Platforms” means the computer platforms(s), computer language(s), operating systems or versions thereof specified in a Schedule on which Pumatech is authorized to use the Programs.

1.14 “Maintenance” means the maintenance and support services to be provided by Licensor pursuant to Section 6 (“Maintenance”) and Schedule 1 (“Maintenance”).

1.15 “Net License Revenue” means the gross amount charged or invoiced by Pumatech resulting from the licensing of Programs during a calendar quarter excluding any amounts for taxes, shipping, insurance, and duties and reduced by all discounts, refunds, and allowances granted in the ordinary course of business.

1.16 “Net Maintenance Revenue” means the gross amount charged or invoiced by Pumatech for maintenance for the Programs during a calendar quarter excluding any amounts for taxes and duties and reduced by all discounts, refunds, and allowances granted in the ordinary course of business.

1.17 “Professional Services” means any installation, implementation, training, consulting, technical support for integration, technical sales support and other services, excluding Maintenance and Support Services, to be provided by Licensor under this Agreement, pursuant to Section 7 (“Professional Services”) and as set forth in a Schedule.

1.18 “Programs” means the Licensor software programs identified on Schedule 1 to this Agreement and on subsequent Schedules executed by the parties. “Programs” include, without limitation, the Demonstration Copies and Evaluation Copies, and includes any Updates and Upgrades thereto once provided by Licensor to Pumatech. Unless otherwise provided on a Schedule, the Programs include all languages, platforms, except Synchrologic Data Sync for laptops, and versions made commercially available by Licensor.

1.19 “Release Conditions” means the conditions as specified in Section 6.5 whereby the Source Code will be released from escrow to Pumatech.

1.20 “Schedule” has the meaning set forth in Section 2 (“Schedules”).

1.21 “Services” means the Maintenance and Support Services and Professional Services, collectively.

1.22 “Specifications” means the functional and performance standards for the Programs as set forth in the Documentation, any applicable third party software specifications, documentation and user manuals for all third party software contained in the Programs, and any other standards set forth in a Schedule.

1.23 “Pumatech Product Set” means the Pumatech commercial products currently commercialized by Pumatech and any successor products thereto.

1.24 “Term” means the period set forth in Section 14 (“Term and Termination”) of this Agreement.

1.25 “Territory” means * (unless otherwise set forth in a Schedule), subject to the exclusions and limitations set forth in Section 3.8 (b).

1.26 “Updates” means Maintenance Releases and Minor Releases of the Programs made generally available by Licensor to its customers as described in Licensor’s Software Maintenance Description, Exhibit C.

1.27 “Upgrade” means major releases as described in Licensor’s Software Maintenance Description, Exhibit C.

1.28 “Source Code” means all human readable code that documents the Programs, including without limitation all source code, source code comments, build scripts, test suites, and a list of compilers by version number used.

2. SCHEDULES

This Agreement provides for Licensor to provide certain software and services, all as specified in a Schedule attached to this Agreement, as of the Effective Date or subsequently executed by the parties. Schedule 1 provides a description of the Programs being licensed, Specifications, royalty rates for the Programs, Support Services to be provided by Licensor to Pumatech, payment terms, and any other matters relevant to the Programs or Support Services that are in addition to or different from those set forth in this Agreement, including training that Licensor will provide to Pumatech and any special terms applicable to the Licensor-provided training. To the extent that the terms and conditions set forth in the Schedules conflict with the terms and conditions of this Agreement, the terms and conditions in the Schedules shall take precedence over the terms and conditions in this Agreement. The parties may, but are under no obligation to, execute multiple schedules addressing different Programs and Services from those set forth in the attached Schedules.

*	Material has been omitted pursuant to a request for confidential treatment.

3. GRANT OF LICENSES

3.1 Distribution License. During the Term and subject to the terms and conditions of this Agreement, and only after the litigation between the two companies is dismissed with prejudice, Licensor grants Pumatech the following, fully paid-up, non-exclusive, non-transferable, royalty-free (except as set forth in this Agreement) licenses in the Territory:

a. to reproduce and distribute Programs to End Users, directly and indirectly through Distributors, either on a stand-alone basis as a separate product or in conjunction with Pumatech Products.

b. to allow Distributors to copy the Programs for purposes of distribution in accordance with this Agreement.

c. to make, and to allow End Users and Distributors the right to make, a reasonable number of copies of the Programs for back-up and archival purposes.

d. to reproduce, distribute, publicly perform and publicly display Programs for purposes of marketing, advertising and promoting them in conjunction with the rights granted under this Agreement, with the right to sublicense to Distributors.

e. reproduce and use the Programs for internal testing and training, with the right to sublicense to Distributors.

3.2 Support License. During the Term and subject to the terms and conditions of this Agreement, Licensor grants Pumatech a fully paid-up, non-exclusive, worldwide, royalty-free license in the Territory, with the right to sublicense to Distributors, to install and use the Programs and Documentation for purposes of providing the First Level Support described in Section 6.1.

3.3 [Intentionally Omitted.]

3.4 Deliverables License. During the Term and subject to the terms and conditions of this Agreement, Licensor grants Pumatech a non-exclusive, fully paid-up, royalty-free license in the Territory, with the right to sublicense to Distributors, to use, reproduce, distribute, publicly perform and publicly display the Deliverables in any manner in conjunction with Pumatech’s exercise of its rights with regard to the Programs.

3.5 Documentation. During the Term and subject to the terms and conditions of this Agreement, Licensor grants Pumatech a non-exclusive, fully paid-up, royalty-free license in the Territory to (a) modify portions of the Documentation (i) to make the same conform to Pumatech’s documentation format and (ii) to incorporate portions thereof with Pumatech documentation, (b) reproduce and distribute such Documentation to Distributors and End Users in the Territory, and to grant such rights to Distributors and (c) authorize Pumatech’s OEMs to incorporate portions of the related Documentation in OEMs’ application documentation provided Pumatech and/or the OEM properly incorporates and conspicuously references Licensor’s copyrights, logos, trademarks, service marks and trade names.

3.6 Demonstration Copies. During the Term and subject to the terms and conditions of this Agreement, Licensor grants Pumatech a non-exclusive, fully paid-up, royalty-free license in the Territory to use and reproduce Demonstration Copies solely for purposes of providing demonstrations of the Programs to potential customers (whether reseller or End User), and to grant the same rights to Distributors. Demonstration Copies may not be transferred, distributed or sublicensed to third parties (other than as set forth herein) or used for development, support or production purposes. The Pumatech or Distributor representative shall not leave the Demonstration Copy unattended at the Demonstration site and shall remove and retain any Demonstration Copies used at a site other than Pumatech’s or Distributor’s facilities.

3.7 Evaluation Copies. To facilitate electronic distribution (download copies) of evaluation software, Licensor will deliver to Pumatech evaluation versions of the Programs with functionality that permits Pumatech to limit the number of users and the time that the evaluation copy can be used. During the Term and subject to the terms and conditions of this Agreement, Licensor grants Pumatech a non-exclusive, fully paid-up, royalty-free license in the Territory, with the right to sublicense to Distributors, to use, reproduce and distribute Evaluation Copies to prospective customers pursuant to a License Agreement and solely for purposes of allowing potential customers to assess whether or not to acquire a license of the Programs. Evaluation versions of the Programs may be distributed as part of Pumatech product packages, separate packages or as downloadable software. The term of the standard evaluation license shall be *; however, Pumatech and its Distributors, in their discretion, on a case-by-case basis, may extend the term to not greater than *.

3.8 Limitations.

a. Pumatech, its Distributors and End Users may not translate, reverse engineer, decompile, disassemble or otherwise attempt to derive the source code or the structural framework of the Programs from the object code; or copy the Programs other than as permitted in this Agreement; or sublicense, lease, grant a security interest in, transfer possession of the Programs except as specifically permitted in this Agreement;

b. Pumatech shall not transfer any restricted Programs or technical data received from Licensor to any destination subject to export restrictions under U.S. law, unless prior written authorization is obtained from the appropriate U.S. agency. If any Program license described herein is acquired under a U.S. government contract, use, duplication or disclosure of the software and documentation by the U.S. Government shall be subject to the terms and restrictions of a License Agreement substantially similar to and no less protective of Licensor than the minimum terms set forth in Exhibit A (“Minimum Terms and Conditions”) and applicable FAR provisions, for example, FAR 52.227-19. In such license agreements, Pumatech shall reserve all rights granted under the copyright laws of the United States.

c. Licensor Program’s transport and security solution (the Mobile Gateway) will be licensed for use with each Licensor Program only, not as a standalone product or as an integrated component of any other Pumatech product.

3.9 Synchrologic and Pumatech Labels. Excluding Synchrologic Data Sync, Pumatech may market and distribute the Programs under Pumatech-owned trademarks and/or service marks, provided that Pumatech will include a mutually agreed credit line for Licensor on each copy of the Programs so distributed and its associated Documentation. Pumatech may also market and distribute the programs under Synchrologic-owned Trademarks and/or service marks.

3.10 License Agreements. Pumatech shall license (and shall require its Distributors to sublicense, when applicable) all Programs pursuant to a written license agreement or through a “shrinkwrap” or “click-through” license agreement. Such License Agreements shall be in the form of the standard Pumatech Software License Agreement (Exhibit A) or future versions of such agreement provided that such future versions provide no less protection of Licensor’s intellectual property, ownership rights and confidential information than Exhibit A.

*	Material has been omitted pursuant to a request for confidential treatment.

3.11 Use of Independent Contractors. Nothing in this Agreement shall be interpreted to limit Pumatech’s and its Distributors’ right to provide the Programs and Documentation to independent contractors that they may engage in conjunction with the exercise of their rights under this Agreement, provided that the terms of this Agreement shall apply to the use of the Programs and Confidential Information by such independent contractors in the same manner as it applies to Pumatech and Distributor employees and representatives; and, Pumatech shall require all such parties to be bound by an agreement with Pumatech containing provisions with respect to the Intellectual Property Rights of Licensor which are no less protective as are contained in this Agreement. Licensor shall have the right to enforce the terms of any agreement between Pumatech and a third party which provides for the distribution of the Licensed Programs as a third party beneficiary to protect any and all rights it has in its Intellectual Property Rights and Confidential Information. Pumatech agrees that Licensor (i) may join Pumatech as a named plaintiff in any suit brought by Pumatech against an End Customer or Distributor to protect such rights; and (ii) Pumatech shall take such other actions, give such other information and render such assistance, as may be necessary to allow Licensor to bring and prosecute such suits.

3.12 No Exclusivity. Nothing in this Agreement shall be interpreted to prohibit Pumatech or Licensor from licensing from other parties or developing its own software that may be comparable to software developed and owned by either party in any respect, subject to those obligations set forth in Section 10 (“Confidentiality”) and so long as either party does not infringe the other party’s Intellectual Property Rights or misappropriate the other party’s trade secrets in so doing. Nothing in this Agreement shall be interpreted to prohibit Licensor from marketing and selling Licensor’s Programs to Licensor’s customers.

3.13 Trademarks. Pumatech and its Distributors may use the trademarks, service marks, logos and trade names (the “Marks”) that relate to the Programs solely in connection with this Agreement and may reproduce them in the Pumatech Product Documentation in Pumatech’s reasonable discretion. The Marks remain the exclusive property of Licensor and Pumatech agrees not to register the Marks or take any action that jeopardizes Licensor’s proprietary rights in the Marks. Pumatech shall only use the Marks in unaltered form and agrees to cooperate with Licensor’s instructions and quality procedures concerning their use.

3.14 License for Use by Pumatech and Affiliates. Pumatech is granted a fully paid-up, royalty free right to copy, install and use up to * of Email Accelerator for internal use at Pumatech and its Affiliates during the Term of this Agreement. Pumatech will annually estimate the number of Email Accelerator seats that it either has prior thereto or will deploy in the subsequent year. Pumatech will pay maintenance for these seats in advance at a cost of * of the minimum royalty fee set forth in Schedule 1 for Email Accelerator. For the first year Pumatech estimates the number of seats required to be * and will pay to Licensor * for first year maintenance on these seats. Pumatech may elect to install and use additional seats of Email Accelerator, provided that Pumatech shall pay Licensor a license for each additional seat in the amount specified as the Minimum Royalty Per Unit on Schedule 1 and applicable maintenance royalty. Any license fees dues for such additional seats may be paid by applying any outstanding Initial Purchase license fees against the license fees due for such seats

4. DELIVERY OF PROGRAMS

4.1 Delivery. Licensor shall deliver an initial reproducible copy of the Programs in a mutually agreeable format, or will provide access codes enabling download of such Programs, within * after the Effective Date unless otherwise set forth in a Schedule. All subsequent Updates and Upgrades that Licensor is obligated to deliver under this Agreement shall be delivered to Pumatech as soon as is commercially practicable after its general commercial release, but in no event later than delivery to any other customer of Licensor entitled to the same Update or Upgrade. Updates and Upgrades shall also be delivered in a mutually agreeable format.

*	Material has been omitted pursuant to a request for confidential treatment.

4.2 Information Regarding Updates and Upgrades. Licensor will provide periodic briefings, no less often than quarterly, regarding planned or anticipated changes to the Programs, including Updates, Upgrades, and new products. Licensor shall not make commercial shipments of Program Updates or Upgrades unless a copy of the Update or Upgrade or a pre-production version of the Update (beta version) or Upgrade (beta version) is made available to Pumatech * prior to commercial release of Updates or * prior to commercial release for Upgrades.

5. MARKETING OBLIGATIONS

5.1 Development of Marketing Strategy. Licensor will use commercially reasonable efforts with Pumatech to: (a) develop a marketing strategy to present the Programs to the market, press and analysts; and (b) develop a marketing plan to coordinate marketing and sales efforts targeted at end user customers.

5.2 Pumatech. Pumatech shall retain decision-making authority regarding its marketing strategy, and retains complete discretion regarding the extent, location and timing of its marketing efforts. Pumatech shall use commercially reasonable efforts to promote, market and sell the Programs by its direct sales personnel and through its Distributors.

5.3 Representations. Pumatech shall not make (i) any representation or warranty on behalf of Licensor except as expressly permitted in this Agreement; (ii) any representation concerning the quality, performance or other characteristics of the Programs other than those which are consistent in all respects with the Documentation, and shall indemnify and hold Licensor harmless for any and all claims, losses or expenses which arise due to a representation or warranty made by Pumatech or a Distributor in violation of this Section 5.3. The following procedures shall apply to any indemnified claim: (a) Pumatech shall have sole control of the defense and/or settlement; (b) the Indemnified Party must notify Pumatech promptly in writing of such claim or suit and give Pumatech all information known to it relating thereto; and (c) the Indemnified Party must reasonably cooperate with Pumatech in the settlement and/or defense. The Indemnified Party shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing any cooperation requested by Pumatech.

5.4 Pricing and Sales. Sales price to Distributors and End Users shall be determined at the discretion of Pumatech in accordance with the pricing and discount policies applied by Pumatech to its own products. Discounts to Pumatech’s list prices for Programs will be based on standard Pumatech discount policies for end-users and indirect channels. Where Pumatech sells Programs with other Pumatech products in a single transaction, it will not discount Programs at a rate higher than the other Pumatech products at similar quantities.

5.5 Marketing Assistance. Licensor shall provide commercially reasonable assistance and cooperation to Pumatech’s marketing and sales efforts including, but not limited to, identifying and making available reference customers for sales and marketing.

6. MAINTENANCE

6.1 First Level Support. Pumatech shall be responsible for providing (itself or through a Distributor or other designee) First Level Support for the Programs. “First Level Support” shall include call acceptance and response to End Users and Distributors, problem troubleshooting, identification, reproduction (if applicable) and provision of fixes, work-arounds and other maintenance releases to the Programs as set forth in Schedule 1. Licensor shall not have any obligation to provide support services directly to any of Pumatech’s Distributors, End Users or subcontractors.

6.2 Second Level Support. Licensor will provide Pumatech with support services, in accordance with the terms and prices set forth in Schedule 1. Pumatech shall follow the following procedures:

*	Material has been omitted pursuant to a request for confidential treatment.

(a) Pumatech shall be responsible for reviewing all reported errors to determine if the error occurs in the Programs or in other products not supplied by Licensor. Pumatech may then submit the error to Licensor if it determines that it is in the Programs; and

(b) Pumatech or its designee shall submit detailed descriptions of any reported errors. If Licensor is not able to replicate the error, Pumatech or its designee shall provide additional information reasonably required by Licensor (which may include a sample program enabling replication of the error).

6.3 Minimum Support Commitments. Licensor will continue to support earlier versions of the Programs at least as far back as one major revision during the Term of this Agreement. Licensor will (i) during the Term of this Agreement, continue to provide maintenance and technical support for each Major Release of a Program on a particular platform for a minimum period of * after the date that Licensor makes a new Major Release generally available on that platform, (ii) provide Pumatech with a minimum of * prior written notice in the event that Licensor decides to “end of life” (i.e., discontinue providing maintenance and technical support for) a particular version of a Software, and (iii) after the Termination Date (as defined in Section 14.1 below), continue to make maintenance and technical support available to Pumatech for those versions of Software that were being supported as of the Termination Date, in accordance with the terms of this Agreement, for a period not to exceed * after the Termination Date for Distributors and * after the Termination Date for End Users, as long as Pumatech has valid support agreements in place with such Distributors and End Users. Pumatech will not enter into any new or renew any existing support and maintenance agreements with Customers for the Software following the Termination Date. For any period after termination or expiration, the Licensor Maintenance Fees for Pumatech will be determined in accordance with the same rates as the year prior to termination or expiration.

6.4 Distribution of Updates and Upgrades. Licensor will provide Pumatech with one copy of all Updates and Upgrades. Pumatech shall be responsible for reproducing and distributing copies of the Updates and Upgrades to Distributors and End Users, either directly or through Distributors. There shall be no charge for such reproduction and distribution.

6.5 Source Code Escrow.

a. During the Term and any period after the Term during which Licensor has an obligation to support the Programs under this Agreement, Licensor shall maintain a copy of the escrow materials described below (the “Escrow Materials”) on deposit with a nationally recognized escrow company agent pursuant to the Escrow Agreement attached as Exhibit D, and shall include Pumatech as a beneficiary under the Escrow Agreement. During the Term of this Agreement, Licensor will keep the Escrow Materials current by delivering the source code for each Update to the escrow holder within * of commercial release of each such Update. The Escrow Materials shall consist of the fully commented Source Code for the Programs, Deliverables, macros, specialized routines, procedures and documentation sufficient to allow for complete restoration, utilization, and modification of the Programs as delivered to Pumatech, and will be sufficient to allow a computer programmer reasonably skilled in the art to maintain and support the Programs. Costs arising from the Escrow of the Programs shall be the responsibility of Licensor.

b. In the event one or more of the Release Conditions in Exhibit D occur, Licensor shall grant Pumatech a world-wide, non-exclusive, non-transferable license to use the Source Code solely for the purposes of supporting the sublicenses of the Programs granted under this Agreement prior to such delivery.

7. DELIVERABLES

a. Deliverables. Licensor will develop and deliver the Deliverables in accordance with the Deliverables Specifications and in accordance with the milestone schedule set forth in Schedule 1.

*	Material has been omitted pursuant to a request for confidential treatment.

b. License Grants. In the event a license to any Pumatech product is required for Licensor to provide the Development Services, such license will be set forth in the applicable Schedule.

c. Deliverables Warranty. Licensor warrants that for a period of * from the date of delivery of each Deliverable, each Deliverable will materially perform in accordance with the Deliverable Specifications.

d. Implementation and other Professional Services. Licensor will provide implementation and other services (other than Maintenance and Support, Development Services (addressed above) and training (addressed below)) as described in and in accordance with any time requirements and other requirements set forth in a Schedule. Fees for such services will be as set forth in the Schedule.

e. Training; License Grant. Licensor will provide global training to Pumatech sales, services, support and research and development personnel in accordance with Schedule 1, including “train the trainer” training as specified therein. Licensor grants Pumatech the non-exclusive right to reproduce, modify and distribute any and all training materials and sales collateral material provided by Licensor for use by Pumatech and its Distributors in conjunction with their exercise of their rights under this Agreement. Such training will be without charge unless otherwise set forth in a Schedule.

8. LICENSE AND SERVICES FEES AND RELATED MATTERS

8.1 License Fees. Pumatech shall pay nonrefundable license fees of * to Licensor (“Initial Purchase”) due in full *, and shall have the right to license the number of copies of the Programs for which a Royalty Fee is due under this Agreement, in any combination selected by Pumatech, determined by subtracting the Program Royalty Fees for the applicable Program licensed, as set forth in Schedule 1, Section 2 “License Fees”, from the Initial Purchase amount until the Initial Purchase amount is fully exhausted. No Maintenance Fee Royalties will be due for copies distributed as part of the Initial Purchase until Maintenance for such copies is sold to End Users and maintenance revenue is received by Pumatech for such copies. Thereafter Pumatech agrees to pay the Royalty Fees on License and Maintenance calculated in accordance Schedule 1 within * of the end of each calendar quarter. Pumatech provides no representation or assurance as to the level of Programs that will be sold and/or the level of fees that will be earned by Licensor under this Agreement. No license fees will be due to Licensor upon Pumatech or its Distributor’s use of the Programs for evaluation purposes, demonstrations, and trial licenses granted in accordance with this Agreement that do not generate license revenue for Pumatech, its subsidiaries or Distributors. For other promotional activities where Pumatech and its Distributors receive no revenue, no fee shall be due provided that Pumatech or its Distributor obtains Licensor’s advance written approval (in writing or by facsimile or email message) from the Licensor. Licensor shall respond promptly to requests for approval of promotional distributions. In no event shall Pumatech distribute the Programs to any third party for commercial use without being subject to the license fees and Minimum Royalty fees set forth in Schedule 1.

*	Material has been omitted pursuant to a request for confidential treatment.

8.2 Maintenance Fees. No maintenance fees will be due to Licensor for Updates and Upgrades or the provision of second level technical support to Pumatech. Pumatech agrees to pay the percentage of Net Maintenance Revenue on the Programs specified in Schedule 1 within * of the end of each *.

8.3 Training Fees. Pumatech systems consultants, professional services and support personnel shall receive a * discount from Licensor’s then current list price for training services provided by Licensor.

8.4 Invoice; Payments. Licensor will invoice Pumatech within * of the service or expense incurred for all amounts owed other than quarterly payments and all such invoiced amounts shall be due and payable * from date of Licensor’s invoice. Except as otherwise indicated in a Schedule, all fees incurred under this Agreement are in U.S. Dollars and all payments shall be made in U.S. Dollars. Payments shall be made to Licensor’s address for payment as indicated on Licensor’s invoice to Pumatech, or to such other address as specified on Schedule 1.

8.5 Taxes. * shall be responsible for and pay all taxes (other than franchise and income taxes for which Licensor is responsible) imposed or levied by any government or agency and included in Licensor’s invoices, including, without limitation, federal, state and local sales, use, value added and personal property taxes. Any claimed exemption from such taxes or duties must be supported by a tax exemption certificate and other proper documentary evidence delivered to Licensor.

8.6 Reports. Pumatech shall, within * following the end of the *, provide to Licensor a * sales report containing the following information: number of user licenses sold, net revenue generated from the sale of user licenses, total License Fees due Licensor, net revenue generated from the sale of maintenance, the total Maintenance Fees due Licensor. Such information will be broken down by geographic region (North America, Asia Pacific, and EMEA (Europe, Middle East and Africa)) and by Licensor Program.

8.7 Records and Accounts. During the Term and for a period of at least two (2) years thereafter, Pumatech shall keep full, true and accurate records and accounts in accordance with U.S. generally accepted accounting principles to show the fees payable to Licensor under this Agreement. Licensor shall have the right, on * prior notice to Pumatech, to have such records examined by an independent certified public accountant, during normal business hours, to determine Pumatech’s compliance with the requirements of this Section 8 (“License and Service Fees and Related Matters”). Licensor and the auditor will maintain all information obtained as Confidential Information in accordance with Section 10 (“Confidential Information”). The auditor must abide by Pumatech’s reasonable security regulations. Licensor shall bear the expenses of such audit, unless any such audit reveals that Pumatech has understated the amount of fees that it is obligated to pay Licensor by more than * of the amount reported during the period audited, in which case Pumatech shall pay, in addition to any other fees contractually due, reasonable auditor costs.

9. OWNERSHIP

Licensor (or its licensors) retains all ownership rights of all Intellectual Property Rights in and relating to the Programs, Documentation, Marks and Deliverables, including without limitation any rights or ownership in the patent, copyright, trade secret, Confidential Information, trademark, or other Intellectual Property Rights in and to the Programs, Documentation, Marks, and Licensor proprietary Information and any modifications, adaptations, derivative works, and enhancements made thereto whether made by or under the direction of Licensor or Pumatech. No express or implied license or right of any kind relating to the Programs, Documentation, and the Marks is granted to Pumatech, a Distributor or an End Customer except as expressly granted or authorized by Licensor in this Agreement. Unless agreed to otherwise between Licensor and Pumatech by separate written agreement, Pumatech retains ownership of all Intellectual Property Rights in and relating to Pumatech products combined or sold with

*	Material has been omitted pursuant to a request for confidential treatment.

Licensor’s products, and Licensor shall acquire no license or other right in such Intellectual Property Rights by virtue of this Agreement.

10. CONFIDENTIALITY

Neither party will disclose or use any business and/or technical information, Confidential Information or trade secrets of the other designated in writing or orally (and promptly confirmed in writing) as “Confidential” without the prior written consent of the other party. Such restrictions do not extend to any item of information which (a) is or becomes available in the public domain without the fault of the receiving party; (b) is disclosed or made available to the receiving party by a third party without restriction and without breach of any relationship of confidentiality; (c) is independently developed by the receiving party without access to the disclosing party’s Confidential Information, or (d) is known to the recipient at the time of disclosure. A disclosure made in compliance with applicable law or court order does not constitute a breach of this Section, provided that the party whose information is being disclosed is given reasonable notice of such law or order and an opportunity to attempt to preclude or limit such production. Upon termination of this Agreement, each party shall upon request return all copies of Confidential Information received from the other party. The obligations under this Section shall survive for a period of * from any expiration or termination of this Agreement. The terms of this Agreement shall be considered Confidential Information.

11. WARRANTIES AND REPRESENTATIONS.

11.1 Programs. Licensor warrants that for a period of * from the date of delivery to Pumatech (the “Warranty Period”) that the Programs, if unmodified and operated as directed, will substantially perform as described in the Documentation. EXCEPT FOR THE FOREGOING LIMITED WARRANTY, THE PROGRAMS ARE PROVIDED “AS IS”, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, LICENSOR AND ITS GRANTORS EXPRESSLY DISCLAIM ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING OR USAGE IN TRADE. Licensor does not warrant that the quality or performance of Programs will meet Pumatech’s requirements or that the operation of the Programs will be or can be made uninterrupted or error free.

*	for any failure of the Programs to perform in accordance with the Documentation that Pumatech reports to Licensor in writing during the Warranty Period, Licensor will, at its option and expense, either: (a) replace defective media; or (b) use commercially reasonable efforts to correct non-conforming Programs or replace them with a functionally equivalent program; or, if the forgoing remedies are impractical, accept return of the Programs, terminate the portion of this Agreement relating to the affected Programs, and refund the amount Pumatech paid Licensor for the affected Programs.

11.2 Services. Licensor warrants that all Services will be performed in a professional and workmanlike manner, in accordance with industry standards.

11.3 Authority. Licensor warrants and represents that it has all rights, power and authority to enter into this Agreement and to grant the licenses granted in this Agreement.

11.4 Non-Infringement. Licensor warrants and represents that the Programs do not infringe or misappropriate any Intellectual Property rights.

*	Material has been omitted pursuant to a request for confidential treatment.

12. DAMAGES LIMITATIONS

EXCEPT AS TO CLAIMS UNDER SECTION 13 (“INDEMNIFICATION”), IN NO EVENT SHALL LICENSOR OR PUMATECH BE LIABLE TO THE OTHER, WHETHER IN CONTRACT OR TORT, FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSS OR DAMAGE (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, REVENUE OR DATA), ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROGRAMS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE BEING INCURRED. EXCEPT FOR LICENSOR’S LIABILITIES UNDER SECTION 13 AND PUMATECH’S LIABILITIES FOR INTENTIONAL INFRINGEMENT OF LICENSOR’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION, IN NO CASE SHALL LICENSOR’S OR PUMATECH’S TOTAL LIABILITY EXCEED *.

13. INDEMNIFICATION

13.1 Indemnification by Licensor. Licensor shall (i) indemnify, hold harmless and defend (or at its option settle) any claim or suit against Pumatech, or their officers, directors, agents, and employees (the “Indemnified Parties”) arising from or related to any alleged infringement of any Intellectual Property Right by the Programs or use thereof, and (ii) pay any judgment entered against any Indemnified Party on such claim when due, or any settlement thereof. The following procedures shall apply to any indemnified claim: (a) Licensor shall have sole control of the defense and/or settlement (b) the Indemnified Party must notify Licensor promptly in writing of such claim or suit and give Licensor all information known to it relating thereto, and (c) the Indemnified Party must reasonably cooperate with Licensor in the settlement and/or defense. The Indemnified Party shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing any cooperation requested by Licensor. If all or any part of the Programs are, or in the opinion of Licensor may become, the subject of any claim or suit for infringement of any Intellectual Property Right, Licensor may, and in the event of any adjudication that any Program or any part thereof does infringe or if the use of a Program or any part thereof is enjoined Licensor shall, at its option and expense, do one of the following: (1) procure for the Indemnified Parties the right to use and distribute the Program or the affected part thereof; (2) replace the Program or affected part with non-infringing programs; or (3) modify the Program or affected part to make it non-infringing. Licensor will have no obligations under this Section to the extent a claim described therein is based upon (a) the combination, operation, or use of the Program with software that was not provided by Licensor, if such claim would have been avoided in the absence of such combination, operation;(b) the use of a Program in a manner not authorized by this Agreement; or (c) use of other than the most recent version of the Programs if use of a more recent version would avoid such infringement.

14. TERM AND TERMINATION

14.1 Term; Effect on Prior Agreement. The Initial Term of this Agreement shall commence on the Effective Date and shall continue for a period of *, unless sooner terminated as hereinafter provided (such date of termination herein referred to as the “Termination Date”). Thereafter, this Agreement may be renewed by the parties by mutual agreement. “Term” shall mean the Initial Term together with any agreed renewal periods.

14.2 Termination. This Agreement may be terminated immediately if either party materially breaches any of the terms, conditions or provisions of this Agreement and fails to remedy the breach within * after receiving written notice thereof; provided, however, that if such breach cannot be cured within such * period but (i) the breach is capable of cure, (ii) the breaching party commences to effect a cure within such * period, and (iii) the breaching party diligently pursues such cure, such party shall have so much time as is reasonably necessary to cure such default. In addition, either party may terminate this

*	Material has been omitted pursuant to a request for confidential treatment.

Agreement immediately upon written notice to the other (i) if the other party ceases to do business, or otherwise terminates its business operations, or (ii) if the other party seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within *. Any uncured default in the payment obligations set forth in this Agreement shall be considered a material breach.

14.3 Extension of Rights to Sublicense Beyond Termination. During the Term, Pumatech is authorized to enter into sublicense agreements which authorize End Users and non-affiliated Distributors to copy and distribute the Programs beyond the Term. For End Users the right to copy and distribute beyond the term may not exceed * from the date of execution of such End User License Agreement; and for Distributors the right to copy and distribute beyond the term may not exceed * from the date of execution of such Distributor sublicense. During such extended period all obligations of this Agreement relating to sublicensing (for example, the obligations to report and pay royalties on distributions) shall remain in full force and effect. Royalties based on license and maintenance fees relating to the extended agreements will be the rate in effect at the termination of the Agreement. During the extension period, distributions shall be limited to the latest version commercially available at the end of the Term, and Licensor will continue to make maintenance available through the conclusion of such agreements. In the event of a termination by Licensor based on a material breach of the provisions of this Agreement that protect Licensor’s intellectual property rights or confidential information, the extension granted in this section shall not apply.

14.4 Change of Control. Licensor will notify Pumatech upon any Change of Control of Licensor (a “Change of Control Notice”). A “Change of Control of Licensor” means that any person or entity, or group of persons or entities acting in concert acquires directly or indirectly (A) through merger, share exchange, sale of shares (including sales pursuant to tender offer, sales of outstanding shares, or newly issued shares, or other business combination, (1) eighty percent (80%) or more of Licensor’s voting securities or power or (2) the right to control (i) the election of a majority of Licensor’s board of directors and/or (ii) the management and policies of Licensor, or (B) all or any material portion of the assets or business of Licensor.

14.5 Effect of Termination. Upon any termination of this Agreement, Pumatech shall destroy or return to Licensor, all copies of the Programs and all other materials and Confidential Information provided by Licensor under this Agreement. Pumatech shall be entitled to: (i) retain a reasonable number of copies of the Programs solely for archival purposes and for purposes of providing support to End Users; and, (ii) except for a termination pursuant to Section 14.2 above, distribute for a period of *, any Programs held in inventory as of the termination date, but otherwise shall return or destroy all copies of the Programs.

14.6 Survival. Sections 1 (“Definitions”), 3.8 (“Limitations”), 9 (“Ownership”), 10 (“Confidentiality”), 11 (“Warranty”), 12 (“Damages Limitation”), 13 (“Indemnification”), 14 (“Term and Termination”), 15 (“Alternate Dispute Resolution”) and Section 16 (“General”) shall survive any termination or expiration of this Agreement. All End User licenses and sublicenses to the Programs, granted by Pumatech or its Distributors pursuant to this Agreement, shall survive termination of this Agreement.

15. ALTERNATIVE DISPUTE RESOLUTION.

The parties agree that except for an action seeking injunctive relief relating to a breach of Section 10 (“ Confidentiality”), they will meet and negotiate in good faith to resolve any controversy or claim between them arising under this Agreement before a mutually agreed-upon neutral mediator. If negotiations do not resolve the dispute within sixty (60) days of a written request by either party for mediation, then the dispute shall be submitted to binding arbitration before a single arbitrator in

*	Material has been omitted pursuant to a request for confidential treatment.

accordance with applicable rules of the American Arbitration Association. The parties agree that appropriate venue for such arbitration shall be the location of defendant’s principal place of business. This Section does not apply to any action or proceeding, which may be commenced by any third party against either Licensor or Pumatech in connection with this Agreement.

16. GENERAL

16.1 Governing Law; Attorneys’ Fees. The Agreement shall be governed by, and construed in accordance with the laws of the state of the defendant without regard to their conflict of law rules or the United Nations Convention on the International Sale of Goods. If either party is compelled to seek judicial enforcement of its rights under this Agreement, the prevailing party in any such action shall be entitled to recover its costs and expenses incurred in enforcing its rights, including reasonable attorneys’ fees. The parties have requested that this Agreement and all documents contemplated hereby be drawn up in English.

16.2 Independent Contractors. The parties shall be deemed for all purposes to be independent contractors. This Agreement shall not constitute either party the employee, legal representative or agent of the other, nor shall either party have the right or authority to assume, create, or incur any liability or any obligation of any kind on behalf of the other party.

16.3 Notices. All notices and demands of any kind or nature relating to this Agreement shall be in writing and may be served personally or by prepaid United States mail (return receipt requested) or by private mail service (e.g., Federal Express) if a confirmation of delivery is obtained, in either case to the addresses shown on page one of this Agreement. Copies of all notices to Pumatech shall be sent to the attention of its General Counsel. Either party may, by notice in writing to the other party, designate a different address to which all further notices or demands are thereafter to be addressed.

16.4 Severability; Waiver. Each provision of this Agreement is severable from the entire Agreement, and in the event that any provision is declared invalid or unenforceable, that provision shall be amended if possible to be enforceable, but in any event, the remaining provisions hereof shall remain in effect. No waiver by either party of any default shall operate as a waiver of any other default or of a similar default on a future occasion. No waiver or amendment of any term or condition shall be effective unless in writing and signed by the party against whom enforcement is sought.

16.5 Assignment. Neither party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, without the prior written approval of the other party, which will not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this agreement in connection with a merger or sale of substantially all of its assets. Any attempt to assign, delegate or otherwise transfer this Agreement in violation of this Section will be void.

16.6 Entire Agreement. This Agreement (including any attached Schedules and Exhibits and any subsequent Schedules executed by both parties) is the complete and exclusive statement of the agreement between the parties and supersedes all prior agreements and representations between them relating to the subject matter. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Schedule, the following order of precedence shall apply: (1) the Schedule for the applicable Program; and (2) the terms of this Agreement.

IN WITNESS WHEREOF, the undersigned authorized representatives of the parties have affixed their signatures as of the Effective Date.

Pumatech, Inc. (“Pumatech”)	Synchrologic, Inc. (“Licensor”)

/S/ CLYDE FOSTER	/S/ JOHN C. DANCU
(Authorized Signature)	John C. Dancu

Clyde Foster
(Name and Title of Person Signing)	President and COO

Schedule 1

To Software License and Distribution Agreement

Programs, Delivery, Fees, Maintenance, Training, Special Terms

1. Licensed Programs include:

*

Licensed Platforms: *

Future Versions: The Programs shall include later versions of the Programs and replacement Programs that incorporate substantially all of the functionality of the Programs. Such future versions and replacement versions shall be made available to Pumatech only if Licensor makes them generally commercially available.

2. License Fees

a. Program Royalty Fees. Subject to the minimum royalty amount calculation, royalties will be paid to Licensor as a percentage of Net License Revenue. Payments shall be made *, * after the close of the applicable calendar quarter. The royalty rate for all Licensed Programs shall be *. This royalty rate is based on *.

A minimum royalty amount calculation will be prepared on a quarterly basis to determine if additional license royalties are due to Licensor. The minimum royalty amount shall be determined by the Minimum Royalty Per Unit multiplied by the number of units, excluding royalty-free copies, distributed by Pumatech, solely as permitted under the terms and conditions of this Agreement, in the applicable quarter. The Minimum Royalty Per Unit for the Programs shall be:

*

If the minimum royalty amount is more than what Pumatech has paid in royalties to Licensor for the quarter, Pumatech agrees to pay the difference between these two numbers to Licensor no later than * after the end of the quarter.

The Minimum Royalty Per Unit shall remain fixed for the term of this Agreement, provided, however, if Licensor reduces the Corporate List Price of the programs *, excluding bundles, the Minimum Royalty Per Unit will be reduced proportionately.

b. Intellisync Enterprise Server Customers. From the Effective Date and until April 30, 2004, notwithstanding anything else contained herein to the contrary, Pumatech may license up to * user licenses (as defined in table above) for a License Royalty Fee of * per license solely for distribution to its customers which have licensed its Intellisync Enterprise Server software: (i) prior to the effective date of this Agreement; and (ii) are under a current maintenance and support agreement for which Pumatech is currently receiving maintenance and support fees. Maintenance Royalty Fees due Licensor for each *

*	Material has been omitted pursuant to a request for confidential treatment.

user license distributed shall be * per user license per annum for each customer that elects to purchase Pumatech’s maintenance and support services and each such customer shall be required to purchase maintenance and support services for the first annual period following initial license of the Program.

c. Maintenance Royalty Fees. Pumatech is authorized to copy and distribute Program Updates and Upgrades provided by Licensor to licensed End Users and distributors as part of its maintenance program.

For customers who have purchased support and maintenance services for the Products from Pumatech, and during the term of such support, Pumatech will pay Licensor a royalty determined by multiplying the net maintenance revenue received by Pumatech by the Royalty Rate of *.

A minimum royalty amount calculation will be prepared on a quarterly basis to determine if additional maintenance royalties are due to Licensor. The minimum royalty amount for maintenance shall be calculated by applying the royalty percentage of * to the minimum royalty basis of * of the Pumatech list price for the product. (For example, *). If the minimum royalty amount is more than what Pumatech has paid in royalties to Licensor for the quarter, Pumatech agrees to pay the difference between these two numbers to Licensor no later than * after the end of the *.

Customers will be required to purchase support and maintenance for the Programs for the first * period following the initial license of a Program, *

3. Deliverables

Licensor Programs

     *

B. Updates and Upgrades. During the term of this agreement, Licensor will deliver any patches, updates, and upgrades of the generally available Programs to Pumatech in accordance with Section 4.2 of the Agreement.

C. Pumatech Branded Programs. If Pumatech notifies Synchrologic that it wants * within the first * of the agreement, Synchrologic shall perform the * for a fee of *. As long as Pumatech requested the * within the *, licensor shall perform any * for a fee of *, for * ordered in a subsequent purchase order for *. Fees for * shall be due and payable * from Pumatech’s purchase order. Licensor agrees to perform such work upon receipt of Pumatech’s purchase order. Licensor shall make all reasonable commercial efforts to complete the *, including the *, by the estimated delivery date. The estimated delivery date for the * shall be * from when it is formally requested, and for * shall be * from the applicable Pumatech purchase order. Licensor will maintain and deliver * for no additional charge, and Licensor will deliver such * no later than the general availability of the *. Pumatech will be responsible for the *.

The * will performed on the English version only of the Programs and will include all necessary changes and additions of product and company names to *. Pumatech shall bear the cost of *. To facilitate Pumatech’s *, Licensor shall provide Pumatech *, *, and *.

Pumatech will have the right to have * for an agreed upon fee.

*	Material has been omitted pursuant to a request for confidential treatment.

The terms of the Agreement will apply equally to *, except as specifically noted above.

Licensor’s license to Pumatech to distribute the Pumatech * shall be exclusive; and Licensor shall not sell or license others to sell the *. The foregoing shall be subject to Licensor’s right to sell *, as provided by Section 3.12 of the Agreement, and applies only to the * delivered to Pumatech under this Schedule.

4. Maintenance shall be in accordance with Licensor’s Maintenance Description attached as Exhibit C, and the following:

a. Pumatech may designate up to * technical support contacts for both pre-and post-sale technical support, provided that such contacts are trained on the Licensor product and the Maintenance Fees have been paid to Licensor as set forth above.

b. Licensor will provide 7X24 pager support for Priority 1 problems at *.

c. Support shall be available from Licensor for prior versions in accordance with Section 6.3.

d. Licensor shall provide reasonable engineering support to assist Pumatech’s engineering staff during integration of the Programs and any related updates and upgrades, into Pumatech’s products, including install integration, integration with license key management systems and other similar efforts by Pumatech subject to availability and scheduling requirements of Licensor.

5. Education and Training.

A. Training of Pumatech Representatives

Training Materials and Collateral. Licensor will provide * electronic versions of all available collateral, and pre-sales tools, and training materials relating to the Products for reproduction and use and content reuse by Pumatech and its affiliates. Pumatech will have the right to redeliver all training to its affiliates and Distributors.

Sales Training. Licensor will provide initial sales training on up to * occasions for *. Additional training will be provided at * of Licensor’s standard list price for such training. Pumatech will provide detailed sales and system consultant training through an internally developed training course. Licensor will provide necessary resources for train-the-trainer sessions. *.

Technical Training. Licensor will provide initial technical training at no charge to sales consultants, professional services, and support staff on up to * occasions.

Follow-on Training. Subsequent to the initial training, Licensor will provide additional Sales and/or technical training up to * occasions per year and Licensor will provide such additional training at a mutually acceptable Licensor or Pumatech site. Pumatech shall pay for requested follow-on training at * standard list price for such training.

Reimbursement for Training at Pumatech Sites. If training is held at a Pumatech site, * reasonable pre-approved travel and living expenses in accordance with Pumatech’s travel and living expense policies.

*	Material has been omitted pursuant to a request for confidential treatment.

B. Customer Training/Education

1. Licensor will provide electronic source documents for the relevant portions of all training courses (in existence or created by Licensor during the term of this agreement) for Pumatech’s use to integrate the course material into Pumatech’s education offerings. Licensor grants a license to Pumatech and Affiliates to use, reproduce and distribute such materials to Distributors and End Users for the purpose of training.

2. To aid in the development of course material, Licensor will provide commercially reasonable access to subject matter experts.

3. Pumatech and Licensor agree that *.

C. Software

Pumatech may make a reasonable number of copies of the Programs for use (at no charge) in Pumatech classrooms, in the classrooms of Pumatech authorized training partners and Distributors, in accordance with the terms of this Agreement. Licensor must provide configuration information for operation in the Pumatech classroom, e.g. minimum requirements.

*	Material has been omitted pursuant to a request for confidential treatment.